Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated January 26, 2026, with respect to the financial statement of 7RCC Spot Bitcoin and Carbon Credit Futures ETF, a series of Teucrium Commodity Trust, contained in this Registration Statement and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP

New York, New York

January 26, 2026